Exhibit 99.1

	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

IMMEDIATE RELEASE:

February 3, 2010

HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2010

•	December Quarter Revenue of $140 Million

•	Over $90 Million of Cash on Hand at December 31st

•	Successful Balance Sheet Restructuring

SOUTH JORDAN, UTAH, February 3, 2010 (NYSE: HW) HEADWATERS INCORPORATED, a diversified building products company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its December 31, 2009 quarter, the first quarter of fiscal 2010.

First Quarter Fiscal 2010 Financial Results Summary (Unaudited)

The Company’s first quarter revenue of $139.6 million declined 16% compared to $166.2 million in the quarter ended December 31, 2008. Although revenue was negatively impacted by poor weather in October, the year over year revenue comparison narrowed to its most favorable trend line in eight quarters. The revenue decline in the month of December 2009 narrowed to eight percent year over year, further supporting the positive trend.

The operating loss in the December 2009 quarter was $(6.3) million, compared to an operating loss of $(9.2) million in the December 2008 quarter, an improvement of $2.9 million. The net loss in the December 2009 quarter was $(13.9) million, or $(0.23) per diluted share. The December 2008 quarter included a pre-tax gain of $17.6 million related to a convertible debt exchange. Excluding the gain from the debt exchange, the net quarterly loss for 2008 would have been $(22.1) million or $(0.54) per diluted share, resulting in a net loss improvement in the December 2009 quarter of $8.2 million or $0.31 per diluted share.

First Quarter Fiscal 2010 Highlights

•	Restructured Company debt, extending maturities and completing a new $70 million asset-based revolving credit facility

•	Improved operating results by 32%

•	Increased light building products gross margin by 570 basis points

•	Recurring operating costs declined by $8.4 million, or 20.6%

•	Capex declined by over $10 million to $7.3 million

CEO Commentary

“Despite adverse weather conditions in October, our revenue trend in the first quarter was positive, as the decline in revenue narrowed to 16% year over year, and further to eight percent in December 2009,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.

“This is the most favorable year over year quarterly performance in two years, and reflects growth in key product lines. In addition to improved revenue performance, consolidated gross margins expanded by two percent in the quarter. ”

“I am particularly pleased with the performance of our products for the repair and remodeling markets, which began to produce solid sales growth. The improving trends in repair and remodeling is consistent with a large number of foreclosures and the tendency of owners to remodel homes as they come out of foreclosure,” concluded Mr. Benson.

Business Segment Performance

Heavy Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the December 2009 quarter were $55.9 million, a decline of $11.4 million from the December 2008 quarter. Gross profit was $12.5 million in the December 2009 quarter, compared to $20.2 million in 2008, and operating profit was $5.8 million compared to $13.1 million in 2008. Most of the decline in revenue, gross profit, and operating income resulted from lower sales in October due to poor weather. The business was also impacted by a decline in commercial construction.

As part of its CCP business, Headwaters also provides ash management services to utilities. This source of revenue is not negatively impacted by the recession or a decline in construction spending. Headwaters has also recently added new contracts to its service business. As a percent of total CCP revenue, its service business has grown from 24% in the December 2008 quarter to 32% in the current quarter. The growth as a percentage of total sales is the result of lower fly ash shipments as well as new service revenue.

The EPA is considering regulatory changes to the classification of fly ash in order to give the Federal government control over fly ash disposal sites. The EPA is very concerned about wet disposal of fly ash because of the risk of breaches in ash containment. If the EPA changes the classification of fly ash to a hazardous waste in order to gain control over wet ash disposal, the costs of handling, transporting, storing, and disposing of the material will increase, creating a potential opportunity for growth for Headwaters in its service business. However, a regulatory change could also directly or indirectly limit beneficial use of fly ash, resulting in a risk to the supply and possibly the opportunity to market CCPs as a replacement for portland cement. Although the EPA has made no changes to its regulations through January 31, 2010, we believe the proposed rule changes are imminent.

Light Building Products Segment

Headwaters’ light building products segment is a national market leader in a large variety of building products, including vinyl siding accessories and manufactured architectural stone, often using recycled materials to improve sustainability. Headwaters holds a leading regional market position in manufacturing and marketing concrete block and brick. Headwaters has an established track record of developing innovative new products for the building products industry, such as the new cellular PVC trim board product introduced earlier this year.

Revenues from Headwaters’ light building products business in the December 2009 quarter were $71.2 million, a decrease of $17.0 million from the December 2008 quarter. Despite the significant decline in revenues, gross margins increased to 26.1% in the December 2010 quarter from 20.4% in the December 2008 quarter, and the operating margins increased to 2.0% in the December 2009 quarter from an operating loss of (3.7)% in the December 2008 quarter. We believe the improved margins are the result of efficiencies and cost reduction measures implemented over the past several quarters.

Revenue trends in the light building products segment are encouraging. Of the total $17 million revenue decline in the quarter compared to last year, approximately $13 million of the decline occurred in October. The last two months of the quarter showed stability and improved comparisons to the prior year. Many of our repair and remodeling product categories had positive year over year comparisons in the quarter, with improvements in the Northeast up 10% year over year, and eight states in our central and south central regions also showing year over year growth. Some of our newer product offerings are also starting to recover from the down cycle. For example, our Foundry product line was up 7% through the December 2009 quarter compared to 2008. In addition, at the recent International Builders Show, we formally introduced a number of new products that should provide incremental sales over the next 12 months, including our new trim board product, an outdoor living product line, and a resin-based stone cladding line.

Energy Technology Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol. Operating losses in Headwaters’ energy segment improved from a 2008 quarterly operating loss of $(14.6) million to an operating loss of $(6.0) million in 2009, an improvement of $8.6 million.

Revenues from coal sales in the December 2009 quarter were $8.8 million, compared to $12.3 million in the December 2008 quarter. Headwaters sold 253,000 tons of coal in the December 2009 quarter, compared to 336,000 tons (including 96,000 tons in tolling operations) in the December 2008 quarter. Average revenue per ton sold in the December 2009 quarter was $34 compared to $52 in the December 2008 quarter. Revenue per ton in the December 2009 quarter declined from the December 2008 quarter due to the decline in metallurgical coal sales, the mix in regional sales, and a general softness in thermal coal prices. Headwaters’ coal cleaning operations continue to have strong contribution margins, but our volumes are still below breakeven levels. During the quarter we ramped up the Pinnacle facility, which will sell metallurgical coal, and we anticipate that it will be above breakeven volumes by the end of the March quarter. Although the coal markets continue to be depressed, we are cautiously optimistic of improving sales opportunities at our Alabama sites and a corresponding improvement in operating income.

In December, the Internal Revenue Service issued administrative guidance for the Section 45 tax credit program. Among other things, the guidance requires that the facilities must have been placed in service for the purpose of producing refined coal and must produce refined coal from waste coal. In addition, the IRS gave guidance about the testing that must be conducted to certify the emissions reduction required by Section 45. Based on the language of Section 45 and the available guidance, Headwaters believes that its coal cleaning facilities are eligible for Section 45 refined coal tax credits, and as a result, has recognized a benefit for such credits in its 2008 and 2009 tax provisions. Under the current guidelines, we estimate approximately $8 million of tax credits will be generated in fiscal 2010.

During the December 2009 quarter, Headwaters’ ethanol plant began operating recently installed equipment to capture oil from corn feedstock which increased its revenue sources to include oil for conversion to biodiesel. Both the ethanol joint venture, and Headwaters’ hydrogen peroxide joint venture, are operating profitably.

EBITDA

Headwaters defines EBITDA as net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill and other impairments. Further adjustments to EBITDA are described below. EBITDA and adjusted EBITDA, in addition to being used to monitor compliance with debt covenants, are also used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and adjusted EBITDA calculation as reflected in the following table are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

EBITDA and adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and adjusted EBITDA are not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA vary among companies and industries, they may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ trailing twelve months (TTM) EBITDA and adjusted EBITDA are calculated in the following table. The September 2009 adjustment eliminates the gains on convertible debt exchanges. The December 2009 adjustment for $(8.4) million represents $3.3 million of non-recurring banking fees incurred in October 2009 associated with Headwaters’ debt restructuring, and the elimination of $11.7 million of gains on convertible debt exchanges.

(in millions)	9/30/08	9/30/09	12/31/09
Net Income (Loss)	$(175.7)	$(431.5)	$(443.0)
Net Interest Expense	29.8	46.1	53.3
Income Taxes, as defined	2.2	(76.2)	(88.6)
Depreciation and Amortization, as defined	74.2	71.7	66.0
Impairments, as defined	211.6	464.0	463.5
Inducement loss on debt to equity exchange and additional book gain on convertible debt exchange	0.0	31.3	31.3
TTM EBITDA	142.1	105.4	82.5
Adjustments, as defined	0.0	(29.3)	(8.4)
TTM Adjusted EBITDA	$142.1	$76.1	$74.1

Long-term Debt

The components of our long-term debt as of December 31, 2009, following the debt restructuring in October 2009, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes, net of discount	$325.4	11.375%	November 2014
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 4.25%	October 2013
Convertible senior subordinated notes, net of discounts	44.2 97.1 24.3	16% 2.5% 14.75%	June 2012 February 2014 February 2014

Total	$491.0

We had approximately $90 million of cash on hand at December 31, 2009 and total liquidity of approximately $135 million. Headwaters has $48 million of debt that matures in June 2012, the put date of its 16% convertible senior subordinated notes, with no additional maturities until 2014. Headwaters was in compliance with all debt covenant requirements at December 31, 2009.

Trends and Commentary

“With our balance sheet recapitalization now completed, we have improved our financial risk profile and our operating flexibility,” said Steven G. Stewart, Chief Financial Officer. “We remain focused on implementing our ongoing cost control initiatives as a key part of improving EBITDA performance. In the first quarter, we reduced recurring operating expenses by $8.4 million. This puts us in line with our 2010 EBITDA goal of $95 to $105 million, which assumes $22 million in annualized cost savings,” concluded Mr. Stewart.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 10, 2010, by dialing 1-800- 642-1687 or 706-645-9291 and entering the passcode 52859530.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company earns a revenue stream that helps to provide the capital to fund growth of existing and new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

###

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2008	2009
Revenue:
Light building products	$88,227	$71,231
Heavy construction materials	67,226	55,875
Energy technology	10,713	12,540

Total revenue	166,166	139,646
Cost of revenue:
Light building products	70,264	52,638
Heavy construction materials	47,060	43,393
Energy technology	17,201	14,230

Total cost of revenue	134,525	110,261

Gross profit	31,641	29,385

Operating expenses:
Amortization	5,745	5,611
Research and development	3,461	1,915
Selling, general and administrative	31,608	28,187

Total operating expenses	40,814	35,713

Operating loss	(9,173)	(6,328)
Net interest expense	(10,226)	(17,420)
Other income (expense), net	17,435	1,280

Loss before income taxes	(1,964)	(22,468)
Income tax benefit (provision)	(450)	8,570

Net loss	$(2,414)	$(13,898)

Basic loss per share	$(0.06)	$(0.23)

Diluted loss per share	$(0.06)	$(0.23)

Weighted average shares outstanding — basic	41,361	59,899

Weighted average shares outstanding — diluted	41,361	59,899

Operating income (loss) by segment:
Light building products	$(3,307)	$1,408
Heavy construction materials	13,083	5,840
Energy technology	(14,638)	(6,034)
Corporate	(4,311)	(7,542)

Total	$(9,173)	$(6,328)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2009	December 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$15,934	$90,288
Trade receivables, net	91,411	62,472
Inventories	38,729	38,104
Other	40,622	33,589

Total current assets	186,696	224,453
Property, plant and equipment, net	321,316	317,223
Intangible assets, net	203,632	198,125
Goodwill	115,999	115,999
Other assets	63,539	76,904

Total assets	$891,182	$932,704

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$20,242	$15,740
Accrued liabilities	68,013	58,946

Total current liabilities	88,255	74,686
Long-term debt	423,566	490,990
Income taxes	39,075	38,019
Other long-term liabilities	15,566	15,914

Total liabilities	566,462	619,609

Stockholders’ equity:
Common stock - par value	60	60
Capital in excess of par value	638,877	640,458
Retained earnings (accumulated deficit)	(310,884)	(324,782)
Other	(3,333)	(2,641)

Total stockholders’ equity	324,720	313,095

Total liabilities and stockholders’ equity	$891,182	$932,704